                                                                    EXHIBIT 99.3
                              THE BANK OF NEW YORK
                            EXCHANGE AGENT AGREEMENT

                                                                  June ___, 1997

The Bank of New York
101 Barclay Street
New York, NY  10286

Attention:  _______________

Ladies and Gentlemen:

          The PMI Group, Inc., a Delaware corporation ("PMI"), and PMI Capital I, a business trust created under the laws of Delaware (the "Issuer"), are offering to exchange (the "Exchange Offer"), the 8.309% Capital Securities of the Issuer which are being registered under the U.S. Securities Act of 1933 (the "New Capital Securities") for a like aggregate liquidation amount of the outstanding 8.309% Capital Securities of the Issuer (the "Old Capital Securities" and, together with the New Capital Securities, the "Capital Securities"), pursuant to a prospectus (the "Prospectus") included in a Registration Statement on Form S-4 (File Nos. 333-______ and 333-______-01), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC"). The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _______, 1997, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Upon execution of this Agreement, The Bank of New York will act as the Exchange Agent for the Exchange Offer (the "Exchange Agent"). A copy of the Prospectus is attached hereto as EXHIBIT A. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Prospectus.

          A copy of each of the form of the letter of transmittal (the "Letter of Transmittal") and the form of the notice of guaranteed delivery (the "Notice of Guaranteed Delivery") to be used by Holders of Old Capital Securities to surrender Old Capital Securities in order to receive New Capital Securities pursuant to the Exchange Offer, and the form of letter to brokers and the form of letter to clients (together, with the Letter of Transmittal and the Notice of Guaranteed Delivery, the "Tender Documents") are attached hereto as EXHIBIT B.

          PMI and the Issuer hereby appoint you to act as Exchange Agent in connection with the Exchange Offer. In carrying out your duties as Exchange Agent, you are to act in good faith and in accordance with the following provisions of this Agreement:

          1. You are to mail the Prospectus and the Tender Documents to all of the Holders on the day that you are notified, in writing, by PMI and the Issuer that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof to any persons who become Holders prior to the Expiration Date and to any persons as may from time to time be requested by PMI. All mailings pursuant to this Section 1 shall be by first-class mail, postage prepaid, unless otherwise specified by PMI or the Issuer. You shall also accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for tendering Old Capital Securities in (or withdrawing tenders of old Capital Securities from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to PMI, Attention: __________.

          2. You are to examine the Letters of Transmittal and the Old Capital Securities and other documents delivered or received by you, by or for the Holders (including any book-entry confirmations, as such term is defined in the Prospectus), to ascertain whether (i) the Letters of Transmittal and any other Tender Documents are duly executed and properly completed in accordance with the instructions set forth therein and that the book-entry confirmations are in due and proper form and contain the information required to be set forth therein,
(ii) the Old Capital Securities have otherwise been properly tendered, (iii) the Old Capital Securities tendered in part are tendered in principal amounts of $100,000 (100 Capital Securities) and integral multiples of $1,000 in excess thereof and that if any Old Capital Securities are tendered for exchange in part, the untendered principal amount thereof is $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof, and (iv) Holders have provided their correct Tax Identification Number or required certification. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, you will take such action as you consider appropriate to notify the tendering Holder of such irregularity and as to the appropriate means of resolving the same. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Old Capital Securities or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Old Capital Securities and other documents in connection with the Exchange Offer, shall be made by the officers of, or counsel for, PMI and the Issuer at their written instructions or oral direction confirmed by facsimile. Any determination made by PMI and the Issuer on such questions shall be final and binding.

          3. At the written request of PMI and the Issuer or their counsel, you shall notify tendering Holders of Old Capital Securities in the event of any extension, termination or amendment of the Exchange Offer. In the event of any such termination, you will return all tendered Old Capital Securities to the persons entitled thereto, at the request and expense of PMI.

          4. Tenders of the Old Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus entitled "The Exchange Offer". Notwithstanding the foregoing, tenders which PMI or the Issuer shall approve in writing as having been properly tendered shall be considered to be properly tendered. Letters of Transmittal and Notices of Guaranteed Delivery shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you at PMI's expense for six years. New Capital Securities are to be issued in exchange for Old Capital Securities pursuant to the Exchange Offer only (i) against deposit with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in Instruction 1 of the Letter of Transmittal, within three New York Stock Exchange trading days after the Expiration Date of the Exchange Offer, together with executed Letters of Transmittal and any other documents required by the Exchange Offer or (ii) in the event that the Holder is a participant in The Depository Trust Company ("DTC") system, by the utilization of DTC's Automated Tender Offer Program ("ATOP") and any evidence required by the Exchange Offer.

          You are hereby directed to establish an account with respect to the Old Capital Securities at DTC (the "Book Entry Transfer Facility") within two days after the Effective Date (as defined below) of the Exchange Offer in accordance with Section 17A(d) of the Securities Exchange Act of 1934, and the rules and regulations thereunder. For purposes hereof, the "Effective Date" shall mean the date the Registration Statement shall have been declared effective by the SEC. Any financial institution that is a participant in the

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Book Entry Transfer Facility system may, until the Expiration Date, make book-
entry delivery of the Old Capital Securities by causing the Book Entry Transfer Facility to transfer such Old Capital Securities into your account in accordance with the procedure for such transfer established by the Book Entry Transfer Facility. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof) or an Agent's Message, property completed and duly executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Exchange Offer must be complied with.

          5. Upon the oral or written request of PMI or the Issuer (with written confirmation of any such oral request thereafter), you will transmit by telephone, and promptly thereafter confirm in writing, to __________ or such other persons as PMI or the Issuer may reasonably request at the address and phone number set forth in Section 23 hereof, the aggregate number and principal amount of Old Capital Securities tendered to you and the number and principal amount of Old Capital Securities properly tendered that day. In addition, you will also inform the aforementioned persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonably request.

          6. Upon acceptance by PMI and the Issuer of any old Capital Securities duly tendered by PMI and the Issuer pursuant to the Exchange Offer (such acceptance if given orally, to be confirmed in writing), PMI and the Issuer will cause New Capital Securities in exchange therefor to be issued as promptly as possible and you will deliver such New Capital Securities on behalf of PMI and the Issuer at the rate of $100,000 (100 Capital Securities) principal amount of New Capital Securities for each $100,000 principal amount of Old Capital Securities tendered as promptly as possible after the Expiration Date. Unless otherwise instructed by PMI or the Issuer, you shall issue New Capital Securities only in denominations of $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof.

          7. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, Old Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

          8. Notice of any decision by PMI and the Issuer not to exchange any Old Capital Securities tendered shall be given to you by PMI or the Issuer either orally (if given orally, to be confirmed in writing) or in a written notice.

          9. If, pursuant to the Exchange Offer, PMI and the Issuer do not accept for exchange all or part of the Old Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to Exchange Offer" or otherwise, you shall, upon notice from PMI and the Issuer (such notice if given orally, to be confirmed in writing), promptly after the expiration or termination of the Exchange Offer, return the certificates evidencing unaccepted Old Capital Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited such certificates or effected such book-entry transfer.

          10. Certificates for reissued Old Capital Securities, unaccepted Old Capital Securities or New Capital Securities shall be forwarded by (a) first-class certified mail, return receipt requested under a blanket surety bond obtained by you protecting you, PMI and the Issuer from loss or liability arising out of the

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non-receipt or non-delivery of such certificates or (b) by registered mail insured by you separately for the replacement value of each such certificate.

          11. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

          12. If any Holder shall report to you that his or her failure to surrender old Capital Securities registered in his or her name is due to the loss or destruction of a certificate or certificates, you shall request such Holder (i) to furnish to you an affidavit of loss and, if required by PMI and the Issuer, a bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to you, PMI and the Issuer, and (ii) to execute and deliver an agreement to indemnify PMI and the Issuer and you, in such form as is acceptable to you, PMI and the Issuer. The obligees to be named in each such indemnity bond shall include you, PMI and the Issuer. You shall report to PMI the names of all Holders who claim that their Old Capital Securities have been lost or destroyed and the principal amount of such Old Capital Securities.

          13. As soon as practicable after the Expiration Date, you shall arrange for cancellation of the Old Capital Securities submitted to you or returned by DTC in connection with ATOP. Such Old Capital Securities shall be cancelled and retired by you in your capacity as Trustee (the "Trustee") under the Indenture, dated February 4, 1997, governing the Capital Securities, as you are instructed by PMI (or a representative designated by PMI) in writing.

          14. For your services as the Exchange Agent hereunder, PMI shall pay you in accordance with the schedule of fees attached hereto as EXHIBIT C. PMI also will reimburse you for your reasonable out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees not previously paid to you as set forth in EXHIBIT C) in connection with your services promptly after submission to PMI of itemized statements.

          15.  As the Exchange Agent hereunder you:

               (a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may be subsequently requested in writing of you by PMI or the Issuer and agreed to by you in writing with respect to the Exchange Offer;

               (b) will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of any Old Capital Securities deposited with you hereunder or any New Capital Securities, any Tender Documents or other documents prepared by PMI or the Issuer in connection with the Exchange Offer or any signatures or endorsements other than your own, and will not be required to make and will not make any representations as to the validity, sufficiency, value or genuineness of the Exchange Offer or any other disclosure materials in connection therewith; PROVIDED, HOWEVER, that in no way will your general duty to act in good faith be discharged by the foregoing;

               (c) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;

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

               (d) may rely on, and shall be fully protected and indemnified as provided in Section 16 hereof in acting upon, the written or oral instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action of any officer or agent of such other person or persons as may be designated by PMI or the Issuer;

               (e) may consult with counsel satisfactory to you, including counsel for PMI, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice of such counsel;

               (f) shall not at any time advise any person whether to tender or to refrain from tendering all or any portion of their Old Capital Securities in the Exchange Offer or as to the market value or decline or appreciation in market value of any Old Capital Securities or New Capital Securities; and

               (g) shall not be liable for any action which you may do or refrain from doing in connection with this Agreement except for your negligence, willful misconduct or bad faith.

          16. (a) PMI and the Issuer covenant and agree to indemnify and hold harmless The Bank of New York and its officers, directors, employees, agents and affiliates (collectively, the "Indemnified Parties" and each an "Indemnified Party") against any loss, liability or reasonable expense of any nature (including reasonable attorneys' and other fees and expenses) incurred in connection with the administration of the duties of the Indemnified Parties hereunder in accordance with this Agreement; PROVIDED, HOWEVER, such Indemnified Party shall use its best efforts to notify PMI and the Issuer by letter, or by cable, telex or telecopier confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but in any event within 10 days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim; PROVIDED, HOWEVER, that failure to so notify PMI and the Issuer shall not relieve PMI and the Issuer of any liability which they may otherwise have hereunder. Anything in this Agreement to the contrary notwithstanding, neither PMI nor the Issuer shall be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of an Indemnified Person's bad faith, gross negligence or willful misconduct. PMI and the Issuer shall be entitled to participate at its own expense in the defense of any such claim or legal action and if PMI or the Issuer so elects or if the Indemnified Party in such notice to PMI and the Issuer so directs, PMI or the Issuer shall assume the defense of any suit brought to enforce any such claim. In the event PMI or the Issuer assumes such defense, neither PMI nor the Issuer shall be liable for any fees and expenses thereafter incurred by such Indemnified Party, except for any reasonable fees and expenses of such Indemnified Party incurred as a result of the need to have separate representation because of a conflict of interest between such Indemnified Party and PMI or the Issuer.

          (b) The Bank of New York agrees that, without the prior written consent of PMI and the Issuer (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether The Bank of New York, PMI or the Issuer or any of their directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional

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release of PMI, the Issuer and their directors, officers and controlling persons from all liability arising out of such claim, action or proceeding.

          17. This Agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

          18. The parties hereto hereby irrevocably submit to the venue and jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action, or proceeding arising out of or relating to this Agreement, shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          19. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Tender Documents, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.

          20. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          21. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          22. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 14 and 16 shall survive the termination of this Agreement.

          23. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed first class certified or registered mail, postage prepaid, or telecopies as follows:

          If to PMI:          The PMI Group, Inc.
                              601 Montgomery Street
                              San Francisco, CA  94111
                              Facsimile No.: (415) 291-6175
                              Attention: General Counsel

          If to the Issuer:   PMI Capital I
                              c/o The PMI Group, Inc.
                              601 Montgomery Street
                              San Francisco, CA  94111

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

                              Facsimile No.: (415) 291-6175
                              Attention: General Counsel

          If to you:          The Bank of New York
                              101 Barclay Street
                              New York, NY  10286
                              Facsimile No.: (212) __________
                              Attention:  _____________



or such other address or telecopy number as any of the above may have furnished to the other parties in writing for such purpose.

          24. This Letter Agreement and all of the obligations hereunder shall be assumed by any and all successors and assigns of the Issuer and PMI.

          If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to PMI.

                              Very truly yours,

                              THE PMI GROUP, INC.


                              By:
                                 ------------------------------
                                 Name:
                                 Title:


                              PMI CAPITAL I


                              By:
                                 ------------------------------
                                 Name:
                                 Title: Administrative Trustee

Agreed to this ____ day of June, 1997

THE BANK OF NEW YORK



By:
   --------------------------
   Name:
   Title:

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                                                                       Exhibit A
                                                                       ---------



                                   Prospectus
                                   ----------

                                                                       Exhibit B
                                                                       ---------



                                Tender Documents
                                ----------------

                                                                       Exhibit C
                                                                       ---------



                                Schedule of Fees
                                ----------------

          Covers review of the Letter of Transmittal, DTC ATOP Voluntary Offering Instruction, the Exchange Agent Agreement and other related documentation, if any, as required by the Exchange Offer; set-up of records and accounts; distribution of materials; all operational and administrative charges and time in connection with the review, receipt and processing of Letters of Transmittal/VOI, Processing Delivery of Guarantees, Legal items, Withdrawals, record keeping, and answering securityholders' inquiries pertaining to the Exchange Offer.

                                         Flat Fee: $ ,000.00



                                      NOTE

          These fees are also subject to change should circumstances warrant. Reimbursement for all out-of-pocket expenses, disbursements (including postage, telex, fax, photocopying and advertising costs), and fees of counsel (including their disbursements and expenses) incurred in the performance of our duties will be added to the billed fees. Once appointed, if the Exchange Offer should fail to close for reasons beyond our control, we reserve the right to charge a fee not to exceed the amount of our acceptance fee and we will require reimbursement in full for our legal fees and any out-of-pocket expenses related to our responsibilities under the Exchange Agent Agreement.

          Fees for any services not specifically covered in this or any other applicable schedule will be based on the appraisal of services rendered.


                                      C-1